EXHBIT 99.1

FOR IMMEDIATE RELEASE

National Western Life Announces Organizational Changes

Austin, Texas, May 22, 2009 - Ross R. Moody, President of National Western Life Insurance Company (Nasdaq: NWLI), announced today senior level organizational role changes in conjunction with a multi-million dollar project to implement five new service solutions augmenting the Company’s enterprise-wide systems and capabilities.

Michael P. Hydanus, Senior Vice President and Chief Information Officer, was assigned additional responsibilities as the Chief Administrative Officer of National Western Life. In his new role as Senior Vice President, Chief Administrative Officer, Mr. Hydanus will be responsible for integrating enhanced system technology associated with the multi-million dollar project into the daily operational and administrative service processes of the Company. Mr. Moody indicated, “Mike’s past experience in similar roles with other insurance companies and as a consultant to the insurance industry uniquely position him to lead us in this significant investment in upgrading our information technology and operational infrastructure.” The five system projects are expected to be completed and operational in various phases within the next one to three years.

Brian M. Pribyl, previously Senior Vice President, Chief Financial and Administrative Officer, will relinquish his responsibilities as Chief Administrative Officer to focus upon the Company’s financial reporting and regulatory requirements. “In the past five or six years, the additional requirements placed upon public companies by the Securities and Exchange Commission through Sarbanes-Oxley and the current financial crisis, along with evolving accounting standard changes, have made the CFO job more demanding and this shift in responsibilities will allow Brian to devote more of his time to these matters,” Mr. Moody noted.

Founded in 1956, National Western Life is a stock life insurance company offering a broad portfolio of individual universal life, whole life and term insurance plans, annuity products, and investment contracts meeting the financial needs of its customers in 49 states as well as residents of various countries in Central and South America, the Caribbean, Eastern Europe, Asia and the Pacific Rim. The Company has approximately 290 employees and 9,700 contracted independent agents, brokers and consultants, and at March 31, 2009, maintained total assets of $6.9 billion, stockholders' equity of $1.0 billion, and life insurance in force of $18.7 billion.